Exhibit 21
LIST OF SIGNIFICANT SUBSIDIARIES
The table below sets forth our significant subsidiaries, all of which are 100% owned by James Hardie Industries SE, either directly or indirectly.

Name of Company	Jurisdiction of Establishment
James Hardie 117 Pty Ltd.	Australia
James Hardie Aust Holdings Pty Ltd.	Australia
James Hardie Austgroup Pty Ltd.	Australia
James Hardie Australia Management Pty Ltd.	Australia
James Hardie Australia Pty Ltd.	Australia
James Hardie Australia Finance Pty Ltd.	Australia
James Hardie Building Products Inc.	United States
James Hardie Europe B.V.	Netherlands
James Hardie Holdings Limited	Ireland
James Hardie International Finance Limited	Ireland
James Hardie International Holdings SE	Ireland
James Hardie N.V.	Netherlands
James Hardie New Zealand Limited	New Zealand
James Hardie Philippines Inc.	Philippines
James Hardie Research (Holdings) Pty Ltd.	Australia
James Hardie Research Pty Ltd.	Australia
James Hardie Technology Limited	Bermuda
James Hardie U.S. Investments Sierra Inc.	United States
N.V. Technology Holdings A Limited Partnership	Australia
RCI Pty Ltd.	Australia